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Ford Motor Company Posts Strongest U.S. March Sales in Five Years; Fusion, Focus, Edge Post Record Sales Months

•	Ford Motor Company posts its strongest U.S. March sales in five years with 223,418 vehicles sold - a 5 percent sales increase over last March

•	Ford Fusion posts its best sales month ever at 28,562 vehicles

•	Ford Focus has its best March sales ever at 28,293 vehicles

•	Ford Edge has its best March ever at 14,058 vehicles

•	F-Series March sales of 58,061 are up 9 percent, its best March sales performance since 2007; EcoBoost accounts for 41 percent of the F-150 retail sales

DEARBORN, Mich., April 3, 2012 - Ford Motor Company posted its best March U.S. sales month since 2007 - with the Ford Fusion recording its best month ever, Ford Focus and Ford Edge achieving their best March ever and the F-Series showing the strongest March sales in five years.

Total company sales totaled 223,418 vehicles for March, a 5 percent gain over year-ago levels. Retail sales increased 11 percent for the month.

For the first quarter, Ford Motor Company's sales were up 9 percent versus year-ago levels, totaling 539,247 vehicles sold. The increases were driven by the popularity of Ford's most fuel-efficient models posting record sales months.

“Rising gas prices continued to drive strong customer demand for Ford's fuel-efficient vehicles throughout March and the first quarter,” said Ken Czubay, vice president, U.S. Marketing, Sales and Service. “Ford is answering the call with what we call the power of choice - a full family of cars, utilities and trucks that offer leading fuel economy in their classes.”

March sales highlights:

•	Fusion set an all-time monthly sales record, with 28,562 vehicles sold.

•	Focus delivered its best March sales performance ever, selling 28,293 cars.

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F-Series sold 58,061 for the month - a 9 percent increase versus last March and F-Series' best March sales performance since 2007. EcoBoost accounted for 41 percent of the F-150 retail sales, with all V6 engines comprising 56 percent for the month.

•	The Ford Edge had it best March sales month ever, with 14,058 vehicles sold.

•	Ford began selling its Police Interceptor Sedans and Utilities at the end of March.

During the first quarter:

•	Car sales at Ford Motor Company were up 8 percent. The fuel-efficient Focus was the biggest seller among Ford's car lineup, with sales up 78 percent during this period, with 66,043 vehicles sold.

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Utility sales totaled 150,415 vehicles, a 6 percent increase versus year-ago levels. Escape sales were up 5 percent, making it the strongest-ever first quarter start for Escape - America's best-selling utility.

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Ford Motor Company truck sales increased 11 percent, with 195,807 vehicles sold. F-Series pickups - America's top-selling truck for 35 years - posted sales of 143,827 vehicles for the quarter, a 14-percent increase versus the same period in 2011.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.